Exhibit (h)(4)

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (“Agreement”) is made and entered into effective as of the 1st day of October, 2023, by and between Starboard Investment Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Appendix A hereto (the “Fund(s)”), and Cavalier Investments, LLC d/b/a Adaptive Investments, a Massachusetts limited liability company (the “Advisor”), with respect to the following:

WHEREAS, the Trust is a statutory trust organized under the Certificate of Trust (“Trust Instrument”) and is registered under the Investment Company Act of 1940 (the “Act”) as an open-end management investment company; and

WHEREAS, each Fund is a series of the Trust; and

WHEREAS, the Trust, on behalf of the Funds, and the Advisor have entered into an Investment Advisory Agreement dated December 17, 2020, as amended (“Advisory Agreement”), pursuant to which the Advisor provides investment advisory services to the Fund(s);

WHEREAS, the Advisor has executed that certain Security Agreement, dated March 11, 2021, providing for a collateral account to secure any amounts due from the Advisor under this Agreement and granting a security interest in the collateral account to the Trust on behalf of the Fund (the “Security Agreement”); and

WHEREAS, the Fund(s) and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of the Fund(s), and, therefore, have entered into this Agreement, in order to maintain the Fund(s)’ expense ratios within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. EXPENSE LIMITATION

(a)
Applicable Expense Limit. Each Fund has set an Operating Expense Limit, outlined below and stated in Appendix A. For each Fund (except Adaptive Alpha Opportunities ETF and Adaptive Hedged Multi-Asset Income ETF), Applicable Expense shall be defined as the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor, administration fees, distribution and shareholder service fees, fees necessary for professional services, and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, and other such fees and expenses, but does not include: (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions, (iii) acquired fund fees and expenses; (iv) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (v) borrowing costs (such as interest and dividend expense on securities sold short); (vi) taxes; and (vii) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees and contractual indemnification of Fund service providers (other than the Advisor)). These expenses are typically shown on the financial statements of each Fund and are classified as the Fund Operating Expenses.

For Adaptive Alpha Opportunities ETF and Adaptive Hedged Multi-Asset Income ETF Applicable Expense shall be defined as the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor, administration fees, distribution and shareholder service fees, acquired fund fees and expenses, fees necessary for professional services, and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, and other such fees and expenses, but does not include: (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions, (iii) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (iv) borrowing costs (such as interest and dividend expense on securities sold short); (v) taxes; and (vi) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees and contractual indemnification of Fund service providers (other than the Advisor)). These expenses are typically shown on the financial statements of each Fund and are classified as the Fund Operating Expenses.

(b)
Due from Advisor Reimbursement. To the extent that each Fund’s Operating Expenses exceed the Operating Expense Limit, as defined herein, such excess amount (the “Excess Amount”) shall be the liability of the Advisor.  Those expenses incurred on behalf of each Fund and the Advisor, particularly those expenses advanced on the Advisor’s behalf for Fund marketing and distribution, shall also be the liability of the Advisor and payable to the party advancing such expenses on the Advisor’s behalf. Marketing expenses are specifically excluded as being deemed a liability of any party other than the Advisor.

(c)
Expense Limit Calculation. Each Fund’s maximum operating expense limits in any year shall be calculated as a percentage of the average daily net assets of that Fund. The fee shall be calculated as of the last business day of each month based upon the average daily net assets of each Fund determined in the manner described in that Fund’s Prospectus and Statement of Additional Information. For purposes of the Operating Expense Limit, that calculation shall include all the expenses directly charged to the net asset value of that Fund.

(d)
Method of Computation. To determine the Advisor’s liability with respect to the Excess Amount, each month the Funds’ Operating Expenses shall be annualized as of the last day of the month (the “Report Period”). If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit of a Fund, the Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor shall also remit to that Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount within ten days of the Report Period. If the Advisor fails to make the full payment needed within 30 days of the Report Period, the provisions of the Security Agreement will take effect.

(e)
Year-End Adjustment. If necessary, on or before the last day of the first  month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to each Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. TERM AND TERMINATION

This Agreement shall continue in effect through September 30, 2024 and shall thereafter continue in effect from year to year for successive one-year periods unless terminated as provided in this paragraph. This Agreement may be terminated, without payment of any penalty, by: (i) the Trust at any time, so long as such action has been authorized by resolution of a majority of the Trustees who are not party to this Agreement or “interested persons” of the Trust, as defined in the Act, or by a vote of a majority of the outstanding voting securities of the Trust; and (ii) by the Advisor upon thirty days’ prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period. In addition, this Agreement shall terminate with respect to each Fund upon termination of that Fund’s Advisory Agreement.

3. MISCELLANEOUS

(a)	Captions. The captions in this Agreement are included for convenience only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

(b)
Interpretation. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Declaration of Trust or by- laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or any Fund.

(c)
Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Act, shall have the same meaning as, and be resolved by reference to, such Advisory Agreement or the Act.

(d)
Entire Agreement. This Agreement and all the exhibits attached hereto and the Security Agreement constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, agreements, and understandings with respect thereto.

(e)	Amendment. No amendment or modification to this Agreement, or any attachment hereto, shall be valid unless made in writing and executed by all parties hereto.

(f)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

[SIGNATURES ON FOLLOWING PAGE]

REPRESENTATION OF SIGNATORIES. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

STARBOARD INVESTMENT TRUST
On behalf of the Adaptive ETFs

By:	/s/ Katherine M. Honey
Name:	Katherine M. Honey
Title:	President

CAVALIER INVESTMENTS, LLC
d/b/a Adaptive Investments

By:	/s/ Gregory A. Rutherford
Name:	Gregory A. Rutherford
Title:	President

{Signature Page to Expense Limitation Agreement}

EXPENSE LIMITATION AGREEMENT

Appendix A
OPERATING EXPENSE LIMIT SCHEDULE
(updated October 1, 2023)

FUND	OPERATING EXPENSE LIMIT
Adaptive Alpha Opportunities ETF	1.39%
RH Hedged Multi-Asset Income ETF	1.29%
RH Tactical Outlook ETF	1.25%
RH Tactical Rotation ETF	1.25%